                                                                     EXHIBIT 4.6

                        BINDVIEW DEVELOPMENT CORPORATION
                                STOCK OPTION PLAN

                              GRANT OF STOCK OPTION

Date of Grant: May 13, 1996

         This Grant, dated as of the date of grant first stated above (the "Date of Grant"), is delivered by BINDVIEW DEVELOPMENT CORPORATION, a Texas corporation ("Company") to CHRISTOPHER J. SOLE (the "Grantee"), who is an employee or officer of Company.

         WHEREAS, the Board of Directors of Company (the "Board") on May 13, 1996, adopted, with subsequent stockholder approval, the BINDVIEW DEVELOPMENT CORPORATION STOCK OPTION PLAN (the "Plan");

         WHEREAS, the Plan provides for the granting of stock options by the Board to officers and key employees of Company to purchase shares of Common Stock of Company (the "Stock"), in accordance with the terms and provisions thereof; and

         WHEREAS, the Board considers the Grantee to be a person who is eligible for a grant of stock options under the Plan, and has determined that it would be in the best interest of Company to grant the stock option documented herein.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

         1.       Grant of Option.

         Subject to the terms and conditions hereinafter set forth, Company, with the approval and at the direction of the Board, hereby grants to the Grantee, as of the Date of Grant, an option to purchase up to 25,893 shares of Stock at a price of $61. per share. Such option is hereinafter referred to as the "Option" and the shares of stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares". The Option, to the extent permitted by law, is intended to be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended).

         2.       Installment Exercise.

         Subject to such further limitations as are provided herein, the Option shall become exercisable in four (4) installments, the Grantee having the right hereunder to purchase from Company, the following number of Option Shares upon exercise of the Option, on and after the following dates, in cumulative fashion:

                  (a) on and after the second anniversary of the Date of Grant, up to twenty-five percent (25%) (ignoring fractional shares) of the total number of Option Shares;

                  (b) on and after the third anniversary of the Date of Grant, up to an additional twenty-five percent (25%) (ignoring fractional shares) of the total number of Option Shares;

                  (c) on and after the fourth anniversary of the date of Grant, up to an additional


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twenty-five percent (25%) (ignoring fractional shares) of the total number of
Option Shares;

                  (d) on the fifth anniversary of the date of Grant, the remaining Option Shares.

         3.       Termination of Option.

                  (a) Except to the extent the Option is terminated sooner as hereinafter provided in this Article 3, the Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void after the expiration of (i) five (5) years from the Date of Grant, or (ii) two (2) years from the date when the Option is exercisable as to all of the Option shares, whichever last occurs (the "Option Term").

                  (b) Upon the occurrence of Grantee's ceasing to be employed by Company (because of Grantee's death or for any other reason), the Option may be exercised during the twenty-four (24) month period following the date Grantee's employment with Company terminates, but only to the extent that the Option was outstanding and exercisable on the date Grantee's employment with the Company terminates. In no event, however, shall the Option be exercisable after the expiration of the Option Term.

                  (c) In the event of the death of the Grantee, the Option may be exercised by the Grantee's legal representative(s), but only to the extent that the Option would otherwise have been exercisable by the Grantee.

                  (d) Notwithstanding any other provisions set forth herein or in the Plan, if the Grantee is discharged by the Company for cause, which is defined for purposes hereof as (i) commission of fraud against the Company by Grantee, (ii) commission of embezzlement against the Company by Grantee, (iii) commission of theft against the Company by Grantee, (iv) commission of a felony against the Company by Grantee, (v) Grantee commits any act of malfeasance or wrongdoing affecting Company, (vi) Grantee breaches any covenant not to compete or employment contract with Company, or (vii) Grantee engages in conduct that would warrant the Grantee's discharge for cause (excluding general dissatisfaction with the performance of the Grantee's duties), then any unexercised portion


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of the Option shall immediately terminate and be void. The decision as to the cause of Grantee's discharge shall be made by participants in the Company's phantom stock plans who are then holding at least ninety percent (90%) of the total number of all then outstanding Units held by all participants issued pursuant to all phantom stock plans of Company in existence at such time and such decision shall be final and binding upon Company and the Grantee. If the Company has no phantom stock plans in existence at such time, then the decision as to the cause of a Grantee's discharge shall be made by the Board and such decision shall be final and binding upon Company and the Grantee.

                  (e) In the event Grantee during the period of his employment with Company, or at any time during the twelve (12) months immediately after the termination of Grantee's employment with Company whether directly or indirectly or acting alone or in conjunction with others:

                           (i)      directly or indirectly engages in, or is
connected with, any business which directly or indirectly competes with the business conducted by the Company at the time Grantee's employment with Company terminates in any of the geographic markets in which Company conducts its business as of the date Grantee's employment with Company terminates;

                           (ii)     solicits any customer of the Company for the
purpose of obtaining business from such customer of the type being conducted by Company at the time the Grantee's employment with Company terminates:

                           (iii)    discloses to any person, firm or corporation
any trade, technical secrets, any details of organization or business affairs or any names of past or present customers or suppliers of the company, or

                           (iv)     induces, attempts to influence, any employee
of the Company to terminate his or her employment with the Company;

         then any unexercised portion of the Option shall immediately terminate and be void upon the discovery by Company of any such actions having been taken or engaged in by Grantee. The decision of the Board as to the forfeiture of the Option of Grantee under this subparagraph (e) shall be final.

                  (f) In the event of (i) the sale of all or substantially all of the assets of the Company, (ii) a change in control of the Company by the sale or more than fifty percent (50%) of the voting capital stock of the Company to persons other than the current shareholders and/or employees of Company as of the date the Plan is


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adopted by the Board, or (iii) the Company shall make an initial public offering of any of its capital stock, then Company shall give Grantee notice as soon as reasonably possible that such event will be occurring and immediately prior to any such event occurring, the Grantee shall have the right to exercise all or any portion of the Option then owned by him as to Option Shares with regard to which the Option has not previously been exercised; subject, however, to the limitation contained in paragraph 3(i) below. Any portion of the Option not exercised by Grantee on or before the date of occurrence of any event described in this paragraph 3(f) shall terminate and become null and void.

                  (g) If Eric Pulaski ("Pulaski"), or his estate, as the case may be, sells any of the shares of Stock owned by Pulaski (or his estate) prior to the occurrence of at least one of the events described above in paragraph 3(f) and without approval of participants then holding at least two thirds (?) of the total number of all then outstanding units held by all participants issued pursuant to all phantom stock plans of Company in existence at such time, then Grantee shall be given notice of such sale by Pulaski (or his estate) on or before the date such sale is consummated. Grantee shall have the right, for a period of ten (10) days after such notice is given, to exercise all or any portion of the Option then owned by him as to Option Shares with regard to which the Option has not previously been exercised; subject, however, to the limitation contained in paragraph 3(i) below. To the extent the Grantee does not exercise the Option within such ten (10) day period, then the Option shall only be exercisable as otherwise provided herein. If Pulaski (or his estate) sells shares of Stock with the approval of participants holding at least two thirds (2/3) of the total number of all then outstanding units held by all participants issued pursuant to all phantom stock plans of Company in existence at such time, then the provisions of this paragraph 3(g) shall not apply.

                  (h) Upon the dissolution or liquidation of the Company, or upon any merger or consolidation of the Company where it is not the surviving corporation, the Grantee shall be given notice of any such proposed dissolution, liquidation, merger or consolidation at least thirty (30) days prior to the occurrence of such event and the Grantee may exercise all or any portion of the Option within ten (10) days after such notice is given, as to Option Shares with regard to which the Option has not previously been exercised; subject, however, to the limitation contained in paragraph 3(i) below. Any portion of the Option not exercised by Grantee within such ten (10) day period shall terminate and become null and void.

                  (i) If any one of the events described in paragraph 3(f) above shall occur within twelve (12) months of the date Grantee commences rendering services to Company as a full time employee of Company (the "Initial Twelve Month Term"), then Grantee shall only


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be allowed to exercise the Option as to such number of Option Shares, the excess of 150% of the fair market value of which at time of exercise over the purchase price Grantee is required to pay for such Option Shares equals an amount which when added to the benefits receivable by Grantee from all other stock option plans and phantom stock plans of Company, will total an amount not grater than One Million Dollars ($1,000,000). Therefore, if one of the events described in paragraph 3(f) above occurs before the end of the Initial Twelve Month Term, it is the intent of Company and Grantee that the total value of all benefits that Grantee is entitled to receive under this Option and all other stock option plans and phantom stock plans of Company shall not exceed a total of One Million Dollars ($1,000,000). The reminder of the Option shall terminate and become null and void. The fair market value as of the date and in respect to any shares of stock means the fair market value of shares of Stock determined pursuant to the following valuation formula. The value of the entire Company as of any date shall be an amount equal to 1.56 times the net sales of Company for the twelve month period ending as of the last day of the calendar month immediately preceding the calendar month in which the valuation date occurs. The fair market value of a share of Stock as of such date shall be equal to the quotient obtained by dividing the value of the entire Company so determined by the sum of the total number of the outstanding shares of Stock and the total number of outstanding units awarded pursuant to all phantom stock plans maintained by Company as of such date.

         4.       Exercise of Option.

                  (a) The Grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Company written notice of intent to exercise. The notice of exercise shall specify the number of Option Shares as to which the Option is to be exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice, unless an earlier time shall have been mutually agreed upon, and which date shall be no later than thirty (30) days after the giving of such notice, unless a later time shall have been mutually agreed upon.

                  (b) Full payment (in U.S. dollars) by the Grantee of the option price for the Option Shares purchased shall be made on or before the exercise date specified in the notice of exercise in cash.

         On the exercise date specified in the Grantee's notice or as soon thereafter as it is practicable, Company shall cause to be delivered to the Grantee, a certificate or certificates for the Option Shares then being purchased (out of theretofore unissued Stock or required Stock, as Company may elect) upon full payment


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for such Option Shares. The obligation of Company to deliver Stock shall, however, be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

                  (c) If the Grantee fails to pay for any of the Option Shares specified in such notice or fails to accept delivery thereof, the Grantee's right to purchase such Option Shares may be terminated by Company. The date specified in the Grantee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date.

         5.       Adjustment of and Changes in Stock of Company.

         In the event of a later reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of Company, the Board shall make such adjustment as is appropriate in the number and kind of shares of Stock subject to the Option or in the option price to prevent such transaction from having a negative effect on the value of such Option based solely on the number of shares of Stock subject to the Option; provided, however, that no such adjustment shall give the Grantee any additional benefits under the Option.

         6.       No Rights of Stockholders.

         Neither the Grantee nor any personal representative shall be, or shall have any of the rights and privileges of, a stockholder of Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

         7.       Non-Transferability of Option.

         During the Grantee's lifetime, the Option hereunder shall be exercisable only the Grantee, the Option shall not be transferable except, in case of the death of the Grantee, by will or the laws of descent and distribution, nor shall the Option be subject to the attachment, execution or other similar process. In the event of (a) any attempt by the Grantee to alienate, assign,


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pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, Company may terminate the Option by notice to the Grantee and it shall thereupon become null and void.

         8.       Employment Not Affected.

         The granting of the Option or its exercise shall not be construed as granting to the Grantee any right with respect to continuance of employment by the Company. Except as may otherwise be limited by a written agreement between the Company and the Grantee, the right of the Company to terminate at will the Grantee's employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by Company and acknowledged by the Grantee.

         9.       Amendment of Option.

         The Option may be amended by the Board at any time (i) if the Board determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code of 1986 or in the regulations issued thereunder which are relevant to the Option, or any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Option; or (ii) other than in circumstances described in clause (i), with the consent of the Grantee.

         10.      Notice.

         Any notice to Company provided for in this instrument shall be addressed to it in care of its President at its executive offices at 3355 W. Alabama, 12th Floor, Houston, Texas 77098, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of Company. Any notice shall be deemed to be duly given if and when delivered personally or when properly addressed and posted by registered or certified mail, postage prepaid.

         11.      Incorporation of Plan of Reference

         The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall be interpreted in accordance with the Plan. The Board shall interpret and construe the Plan and this instrument, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

         12.      Governing Law.

         The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas. Section captions in this instrument are for convenience of reference only and in no way affect this instrument's scope or substance. References to the "IRC" or to the "Internal Revenue Code of 1986" are to such Code as amended, and to any successor provisions to the provisions cited in the Plan or this instrument.

         IN WITNESS WHEREOF, Company has caused a duly authorized officer to execute this Grant of Stock Option, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.


                                          BINDVIEW DEVELOPMENT CORPORATION

ACCEPTED AND AGREED:
                                          By    /s/ ERIC J. PULASKI
                                            ------------------------------
                                                President
By       /s/ CHRISTOPHER J. SOLE
  -------------------------------------
         CHRISTOPHER J. SOLE, Grantee

                        BINDVIEW DEVELOPMENT CORPORATION
              GRANT OF STOCK OPTION - AGREEMENT AND AMENDMENT NO. 1

         THIS AGREEMENT AND AMENDMENT NO. 1 dated December 31, 1996 ("Agreement") to the GRANT OF STOCK OPTION (the "Original Grant"), dated May 13, 1996 by BindView Development Corporation ("Company") and accepted by Christopher
J. Sole (the "Grantee"), under the Company's Stock Option Plan ("Stock Option Plan"), modifies the Original Grant, (Original Grant, as herein modified, being "Grant"), as follows:

         1. ISOs and NQSOs Granted. Original Grant is modified by the following:

                  a. A fourth recital is added before "NOW, THEREFORE,",

         "WHEREAS, the Board has also determined that it would be in the best interest of Company to grant the non-qualified stock option documented herein.

                  b. There is added at the end of Original Grant ss.1.

"In particular, to the extent any portion of the Option becomes exercisable in a year, where the fair market value of the underlying Option Shares at that time exceeds $100,000, then such below market priced portions of the Option and the portions of the Option for Option Shares in excess of $100,000 are then designated as non-qualified stock options ("NQSOs"). Additionally, if Grantee exercises any portion of the Option subsequent to the period three months after the date of termination of his employment with Company or one year after his death or disability, pursuant to paragraph 3 of this Agreement, then any portion of the Option so exercised shall not be treated as an incentive stock options but rather as further NQSOs, granted to Grantee pursuant to the Original Grant as modified herein.

         2. Option Term. Original Grantss. 3(a)(ii) is modified by changing "two
(2) years" to "three (3) years".

         3. ISO Terms. Original Grant ss. 3(b) is deleted and replaced so the new ss. 3(b) would read as follows:

"(b) Unless terminated sooner in accordance with paragraphs 3(a), 3(d), 3(e), or 3(h), any portion of the Option not by then exercisable shall terminate on the date of termination of Grantee's employment with Company for any reason whatsoever. Any portions of the Option that are exercisable as of the date of termination of Grantee's employment with Company shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events.

                  (i) the date specified in Original Grant ss. 3(a) but in no event later than the expiration of 10 years from the date of Grant, except that Options granted to an employee who is a more than 10% shareholder of the Company shall expire 5 years from the Date of Grant, pursuant to IRC ss.ss. 422(b) & 422(c)(5);

                  (ii) the date on which Grantee's employment with Company terminates, if such termination be by act of the Company for cause other than death or Work-related Disability, with cause as defined in paragraph ss. 3(d) [as modified in Section 5 below];

                  (iii) the expiration of 90 days from the Grantee's termination as an employee of the Company if such termination be by act of the Grantee for any reason whatsoever or by act of the Company without cause, pursuant to IRC ss. 422(a)(2);

                  (iv) the expiration of twelve (12) months from the date of Grantee's termination as an employee of the Company due to work-related disability as permitted by IRC ss. 422(c)(6), and twelve months from the date of Grantee's death if Option is then in effect.

                  (v) the date specified in paragraph 3(d), 3(e) or 3(h).

Reference to "death" in Original Grant ss. 3(c) is changed to "death or total and permanent disability".

         4. Reasonable Period to Take Up Option. In addition, there is added at the end of paragraph 3(b) [as modified above] the following:

         "Notwithstanding the preceding language of paragraph ss. 3(b) [as modified herein] and any terms to the contrary in the Stock Option Plan, Grantee and the Company agree that if Grantee ceases to be an employee of the Company for any reason, except if the Option terminates pursuant to paragraphs 3(a), 3(d), 3(e) or 3(h), Grantee shall have the right to exercise the Option for Option Shares exercisable on the date of termination, from that date until the date which is three (3) years following the date on which Grantee's employment with Company terminates. It is further acknowledged that if Grantee exercises any portion of the Option subsequent to the period three months after the date of his termination of employment with Company or one year after his death or disability, then any portion of the Option so exercised shall not be treated as an incentive stock option but rather as further NQSOs, granted to Grantee pursuant to the Original Grant as modified herein.

         5. Option Termination Where Termination for Cause. Original Grant ss. 3(d) is modified by adding at the end the following:

"For the purposes of paragraph 3(d), Grantee shall be treated as having committed act(s) referred to in items (i) through (vii) only after the good faith determination made by participants in the Company's phantom stock plans, as referred to in paragraph 3(d), provided that there are at that time at least eight (8) such participants, and Grantee is provided a reasonable opportunity to present his position to such participants before and in connection with their determination. If there are less than eight (8) participants at the time a determination is to be made, then such determination may be made only by final adjudication made by court(s) of competent jurisdiction, mutual assent in lieu of Company action, or confirmation by independent arbitration as provided under Grantee's Employment Agreement with the Company. Additionally, in the event of any of the causes referred to in items (v) or (vii) Grantee shall receive specific notice of acts complained of and a reasonable opportunity to cure before further action to terminate the Option is permitted, unless irreparable harm has already been caused to the Company."

         6. Option Termination for Limited Non-compete Violations. Original Grant ss. 3(e) is modified by adding at the end the following:

"Notwithstanding the preceding language of paragraph 3(e)(iii), this paragraph 3(e) shall not apply in the case of any disclosures of any documents, materials or other information generally known in the industry or known to Grantee before becoming employed by Company or independently acquired by him after termination of employment with Company. In addition, after Grantee's employment with Company terminates, the restrictions contained in paragraph 3(e)(i) and 3(e)(ii) shall not continue longer than the period for which Grantee continues to receive service pay from the Company. However, the restrictions contained in paragraphs 3(e)(iii) and 3(e)(iv) shall continue as provided in paragraph 3(e). If Company fails to pay to Grantee one or more of the severance payments which Grantee is entitled to receive under and pursuant to the Employment Agreement between Company and Grantee, then the restrictions on competition with Company, including solicitations of its customers and employees contained in this paragraph 3(e) shall terminate."

         7. No Forfeiture of Grantee's Option on change of Control. The last sentence of Original Grant ss. 3(h) is modified by replacing "ten (10) days" in the second to last sentence with "thirty (30) days". In the final sentence, replace "ten (10) day period" with "thirty (30) day period" and add at the end thereof "(except in the event of a merger or consolidation, if and to the extent the surviving corporation allows the Option to continue with regard to shares of the surviving corporation, then the Option shall be allowed to continue with regard to shares of the surviving corporation as allowed by the surviving corporation.

         8. 12-Month Stock Payout Cap of $1 Million. Original Grant ss. 3(i) is deleted and replaced so the new 3(i) would read in its entirety as follows:

         (i) If any one of the events described in paragraph 3(f) above shall occur (meaning that the event occurred and the transaction closed) within twelve
(12) months of May 16, 1996 (Grantee's employment commencement date with Company) (the "Initial Twelve Month Term"), then Grantee shall only be allowed to exercise the Option as to such number of Option Shares, the excess of the fair market value of which at time of exercise over the purchase price Grantee is required to pay for such Option Shares equals an amount which when added to the benefits receivable by Grantee (net of exercise price, if any, paid by Grantee) from all other stock option plans and phantom stock plans of Company, will total an amount not greater than One Million Dollars ($1,000,0000). Therefore, if one of the events described in paragraph 3(f) above occurs before the end of the Initial Twelve Month Term, it is the intent of Company and Grantee that the total value of all benefits that Grantee is entitled to receive under this Option and all other stock option plans and phantom stock plans of Company (net of exercise price, if any, paid by Grantee) shall not exceed a total of One Million Dollars ($1,000,0000). The remainder of the Option shall terminate and become null and void.

         9. Cashless Exercise at No Cash Cost to Company to Preserve Grantee's Option. Add at the end of the first paragraph of Original Grant ss. 4(b):

"except that to the extent any portions of the Option are NQSOs, the Company hereby agrees that with regard to any portions of the Option which are then exercisable, if the fair market value of the Option Shares exceeds the option price, the Company, on Grantee's request would exchange the NQSOs for Option Shares. The NQSOs so exchanged would be valued at an amount equal to the excess of the fair market value of the Option Shares covered by the NQSOs being exchanged over the option price required to be paid by Grantee for such Option Shares. This will allow Grantee the use of the spread between the option price and the fair market value of the Option Shares for purchase of Options Shares, without the need for cash payment of purchase price. Grantee agrees to bear the cost of taxes incurred (for which the Company shall receive a tax deduction). For the purposes of this paragraph, the term "fair market value of the Option Shares" shall mean the price per share last paid by investor(s) in a single purchase of $200,000 or more of Company stock provided such transaction occurred within six months prior to Grantee's request; or if no such transaction has occurred within the previous six (6) month period then it shall mean the fair market value of the Option Shares based on the then current whole Company valuation multiplied by the percentage represented by the Option Shares covered by the NQSO's being exchanged with Company. If the Company and Grantee cannot agree on the Company valuation, the Company valuation shall be determined by independent appraisal with appraiser(s) selected by mutual consent of Grantee and Company and costs of appraisal shared equally by Company and Grantee.

         10. Stock Position; Adjustments. Original ss. 5 is modified as follows:

             At the beginning of Original Grant ss. 5, the following paragraph is added:

         "Total shares for which Grantee is granted options in Section 1 shall equal 4.0% of the Company's total Fully Diluted Shares. This final calculation of such fully diluted shares shall be made assuming the exercise on all outstanding rights, options and warrants ("Rights") to acquire Common Stock of the Company outstanding as of December 31, 1996 and with respect to convertible preferred stock and convertible debt instruments which are convertible into the Company's Common Stock ("Convertible Securities") which are outstanding as of December 31, 1996, assuming the conversion of all Convertible Securities outstanding or issuable upon exercise of Rights existing as of December 31, 1996.

         11. Miscellaneous. Original Grant ss.ss. 11 and 12, are modified by the following:

             (a) In original Grant ss. 11, after references to "Plan" insert "and this Agreement", and delete "and this instrument".

                  (b) Add to Original Grant ss. 12, the following:

"Section captions in the Original Grant and in this Agreement are for convenience of reference only and in no way affect the scope or substance of the Original Grant or this Agreement. References to the "IRC or to the "Internal Revenue Code of 1986" are to such Code as amended, and to any successor provisions to the provisions cited in this Plan or this Agreement. Any dispute, difference or question arising under the Original Grant as modified by this Agreement shall be resolved at the request of either the Company or Grantee through binding arbitration. Such arbitration shall be conducted under the rules and procedures of the American Arbitration Association by one or more arbitrators appointed in accordance with such rules. Judgment upon any award by the arbitrator may be entered in any court having jurisdiction. In the event that either party must resort to legal action to enforce its right under this Agreement, the prevailing party, in addition to other relief will be entitled to collect its costs and expenses including reasonable attorney's fee and costs, whether or not suit is actually brought.

         IN WITNESS WHEREOF, the parties hereto have themselves or through a duly authorized officer duly executed this Agreement as of the day and year set forth above.


                                      BINDVIEW DEVELOPMENT CORPORATION


                                      By       /s/ ERIC PULASKI
                                        ------------------------------------
                                               Eric Pulaski, President & CEO


                                      GRANTEE:  CHRISTOPHER J. SOLE


                                               /s/ CHRISTOPHER J. SOLE
                                      --------------------------------------
                                               CHRISTOPHER J. SOLE